Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

REV Group, Inc. Appoints Ian Walsh as Chief Operating Officer

Executive brings Six Sigma Black Belt and twenty-years of operational expertise

MILWAUKEE, WI – June 6, 2018 – REV Group, Inc. (NYSE: REVG), a manufacturer of industry-leading specialty vehicle brands, today announced that Ian Walsh has been appointed Chief Operating Officer, effective June 1, 2018. Mr. Walsh replaces Thomas Phillips, who will remain at the Company in an advisory capacity through the end of fiscal year 2018 in order to ensure a smooth transition.

Mr. Walsh joins REV Group from Textron, Inc., where he most recently served as President and Chief Executive Officer of TRU Simulation and Training. Mr. Walsh’s career with Textron began in 1999 at Bell Helicopter and progressed through leadership roles of increasing responsibility, including Senior Vice President and General Manager of Lycoming Engines and Senior Vice President and General Manager of Textron’s Weapon & Sensor Systems business.

Chief Executive Officer Tim Sullivan, commented, “Ian’s background in operations will be an important asset to our team as we seek to instill a culture of operational excellence across our Company’s diverse and expanding product portfolio. As we continue our transition to an operating Company, we’ve begun implementing initiatives to grow the business and deliver ongoing profitability improvements. Ian’s oversight will enhance these efforts as we seek to establish firm leadership position in the specialty vehicle industry. Ian’s expertise will add necessary depth and expertise to our management team, and we look forward to his contributions as we pursue our long-term objectives.”

“I would also like to thank Tom Phillips for his support of our team through recent leadership transitions. Since 2015, Tom has been a well-regarded advisor to our management team, and we’re pleased he’s able to support Ian through the remainder of this year. On behalf of our board, our executive leadership, and the entire REV Group team, we are grateful for his contributions and wish him well in his retirement.”

Ian Walsh is a certified Six Sigma Black Belt and achieved the prestigious International Shingo Silver Medallion for Operational Excellence for his work at Lycoming Engines. Prior to joining Textron, he served as an officer and naval aviator in the U.S. Marine Corps. He holds a bachelor’s degree from Hamilton College, a Master of Public Administration from Harvard University’s John F. Kennedy School of Government, and a Master of Business Administration from Harvard Business School.

About Rev Group

REV (NYSE: REVG) is a leading designer, manufacturer and distributor of specialty vehicles and related aftermarket parts and services. We serve a diversified customer base primarily in the United States through three segments: Fire & Emergency, Commercial and Recreation. We provide customized vehicle solutions for applications including: essential needs (ambulances, fire apparatus, school buses, mobility vans and municipal transit buses), industrial and commercial (terminal trucks, cut-away buses and street sweepers) and consumer leisure (recreational vehicles (“RVs”) and luxury buses). Our brand portfolio consists of 30 well-established principal vehicle brands including many of the most recognizable names within our served markets. Several of our brands pioneered their specialty vehicle product categories and date back more than 50 years.

Investors-REVG

Contact

Sandy Bugbee

VP, Treasurer and Investor Relations

Email: investors@revgroup.com

Phone: 1-888-738-4037 (1-888-REVG-037)